March 30, 2007

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

RE:    Raven Gold Corp. F/K/A Riverbank Resources, Inc.
File Ref. No 333-126680

We have read the statements of Raven Gold Corp. F/K/A Riverbank Resources, Inc. under Item 4.01 of the Form 8-K/A report regarding the recent change of auditors. We agree with the statements pertaining to us regarding our reason for dismissal and the subsequent resolution of the disagreement to our satisfaction.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

WEBB & COMPANY, P.A.
Certified Public Accountants